Exhibit 99.1

February 6, 2020

Western Uranium & Vanadium Corp. Mining Update

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium & Vanadium Corp. (CSE:WUC) (OTCQX:WSTRF) (“Western” or “Company”) Western continues its ongoing mining activities at the Sunday Mine Complex Uranium/Vanadium Project (the “Sunday Mines”).

The Colorado Division of Reclamation, Mining and Safety (CDRMS) has set a hearing for late March to consider the status of the Mining Permits for the Sunday Mines.

As previously reported, the Sunday Mines were reopened with active mining being conducted during the Summer of 2019, with ore being mined and stockpiled underground in the mines. The mined ore will soon be removed and stockpiled at the pre-engineered and approved ore pads which are currently under construction. Additional ore will be mined and stockpiled in early March.

The mining activities, both during the Summer of 2019 and ongoing, meet the present standard of active mining status.

A recent report from the Wyoming Governor Mark Gordon, noted that he was assured that President Trump will act soon to support the U.S. uranium mining industry. This expected action by the President may be the purchase of uranium by the U.S. government for the United States’ strategic stockpile. By mining and stockpiling ore now at the Sunday Mines, Western will be in a position to have some of the first uranium production available to fulfill the needs of the United States’ strategic stockpile, should that action be taken.

About Western Uranium & Vanadium Corp.

Western Uranium & Vanadium Corp. is a Colorado-based uranium and vanadium mining company focused on low-cost near-term production in the western United States.

Cautionary Note Regarding Forward-Looking Information: Certain information contained in this news release constitutes “forward-looking information” or a “forward-looking statements” within the meaning of applicable securities laws (collectively, “forward-looking statements”). Statements of that nature include statements relating to, or that are dependent upon: the Company’s expectations, estimates and projections regarding exploration and production plans and results; the timing of planned activities; whether the Company can raise any additional funds required to implement its plans; whether regulatory or analogous requirements can be satisfied to permit planned activities; and more generally to the Company’s business, and the economic and political environment applicable to its operations, assets and plans. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond the Company’s ability to control or predict. Please refer to the Company’s most recent Management’s Discussion and Analysis, as well as its other filings at www.sec.gov and/or www.sedar.com, for a more detailed review of those risk factors. Readers are cautioned not to place undue reliance on the Company’s forward-looking statements, and that these statements are made as of the date hereof. While the Company may do so, it does not undertake any obligation to update these forward-looking statements at any particular time, except as and to the extent required under applicable laws and regulations.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

970-864-2125

gglasier@western-uranium.com